Exhibit (12)(i)(i)

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

                                                            2005           2004                 Year Ended December 31,
                                                    -------------------  --------  ------------------------------------------------
                                                    3 Months  12 Months  3 Months
                                                      Ended     Ended      Ended                                  (1)
                                                     Dec 31     Dec 31    Dec 31     2004     2003       2002     2001       2000
                                                    --------  ---------  --------  -------  -------    -------  --------  ---------
   Earnings: ($000)
A.    Net Income                                    $  7,646  $  35,635  $  7,630  $38,648  $38,875    $32,524  $ 44,178  $  52,595
B.    Federal & State Income Tax                       5,184     23,936     5,006   28,426   26,981     21,690    (7,637)    37,150
                                                    --------  ---------  --------  -------  -------    -------  --------  ---------
C.    Earnings before Income Taxes                  $ 12,830  $  59,571  $ 12,636  $67,074  $65,856    $54,214  $ 36,541  $  89,745
                                                    ========  =========  ========  =======  =======    =======  ========  =========
D.    Fixed Charges
         Interest on Mortgage Bonds                        0          0         0        0      570      2,136     5,211     11,342
         Interest on Other Long-Term Debt              3,639     13,826     3,052   11,488   10,699      9,819    10,446     12,864
         Other Interest                                  826      2,577       838    5,517    9,828(2)  11,772    11,820      6,251
         Interest Portion of Rents                       214        835       208      954      768        749       801        962
         Amortization of Premium & Expense on Debt       251      1,043       257    1,066    1,159      1,249     1,350      1,170
                                                    --------  ---------  --------  -------  -------    -------  --------  ---------
            Total Fixed Charges                     $  4,930  $  18,281  $  4,355  $19,025  $23,024    $25,725  $ 29,628  $  32,589
                                                    ========  =========  ========  =======  =======    =======  ========  =========

E.    Total Earnings                                $ 17,760  $  77,852  $ 16,991  $86,099  $88,880    $79,939  $ 66,169  $ 122,334
                                                    ========  =========  ========  =======  =======    =======  ========  =========

   Preferred Dividend Requirements:
F.    Allowance for Preferred Stock Dividends
         Under IRC Sec 247                          $    242  $     970  $    242  $   970  $ 1,387(2) $ 2,161  $  3,230  $   3,230
G.    Less Allowable Dividend Deduction                  (31)      (127)      (31)    (127)    (127)      (127)     (127)      (127)
                                                    --------  ---------  --------  -------  -------    -------  --------  ---------
H.    Net Subject to Gross-up                            211        843       211      843    1,260      2,034     3,103      3,103
I.    Ratio of Earnings before Income
         Taxes to Net Income (C/A)                     1.678      1.672     1.656    1.736    1.694      1.667     0.827      1.706
                                                    --------  ---------  --------  -------  -------    -------  --------  ---------
J.    Pref. Dividend (Pre-tax) (H x I)                   354      1,409       349    1,463    2,134      3,391     2,566      5,294
K.    Plus Allowable Dividend Deduction                   31        127        31      127      127        127       127        127
                                                    --------  ---------  --------  -------  -------    -------  --------  ---------
L.    Preferred Dividend Factor                          385      1,536       380    1,590    2,261      3,518     2,693      5,421
M.    Fixed Charges (D)                                4,930     18,281     4,355   19,025   23,024     25,725    29,628     32,589
                                                    --------  ---------  --------  -------  -------    -------  --------  ---------
N.    Total Fixed Charges and Preferred Dividends   $  5,315  $  19,817  $  4,735  $20,615  $25,285    $29,243  $ 32,321  $  38,010
                                                    ========  =========  ========  =======  =======    =======  ========  =========

O.    Ratio of Earnings to Fixed Charges (E/D)          3.60       4.26      3.90     4.53     3.86       3.11      2.23       3.75
                                                    ========  =========  ========  =======  =======    =======  ========  =========
P.    Ratio of Earnings to Fixed Charges and
      Preferred Dividends (E/N)                         3.34       3.93      3.59     4.18     3.52       2.73      2.05       3.22
                                                    ========  =========  ========  =======  =======    =======  ========  =========

(1) The reduction in the ratios reflects the net effect of regulatory actions in 2001 associated with the sale of Central Hudson's interests in its major generating assets, including the recording of a significant amount of federal investment income tax credits.

(2) Reflects reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003, pursuant to SFAS No. 150, entitled Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.